EXHIBIT 21.1

SUBSIDIARIES OF GRAN TIERRA ENERGY INC.

The table below sets forth all subsidiaries of Gran Tierra Energy Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	Jurisdiction of Incorporation
1203647 Alberta Inc.	Alberta, Canada
Argosy Energy LLC	Delaware
Gran Tierra Argentina Holdings ULC	Alberta, Canada
Gran Tierra Brazco (Luxembourg) Sarl	Luxembourg
Gran Tierra Callco ULC	Alberta, Canada
Gran Tierra Energy Argentina S.R.L.	Argentina
Gran Tierra Energy Brasil Ltda.	Brazil
Gran Tierra Energy Canada ULC	Alberta, Canada
Gran Tierra Energy Cayman Islands Inc.	Cayman Islands
Gran Tierra Energy Colombia, Ltd.	Utah (a limited partnership)
Gran Tierra Energy Inc.	Alberta, Canada
Gran Tierra Energy International (Peru) Holdings B.V.	Curacao
Gran Tierra Energy International Holdings Ltd	Cayman Islands
Gran Tierra Energy Peru S.R.L.	Peru
Gran Tierra Energy Peru B.V.	Curacao
Gran Tierra Exchangeco Inc.	Alberta, Canada
Gran Tierra Finance (Luxembourg) Sarl	Luxembourg
Gran Tierra Goldstrike Inc.	Alberta, Canada
Gran Tierra Luxembourg Holdings Sarl	Luxembourg
Gran Tierra Petroco Inc.	Canada
P.E.T.J.A. S.A.	Argentina
PCESA	Ecuador
Petrolifera Petroleum (Americas) Limited	Barbados
Petrolifera Petroleum (Colombia) Limited	Cayman Islands
Petrolifera Petroleum (Holdings) Limited	Barbados
Petrolifera Petroleum (Peru) Limited	Barbados
Petrolifera Petroleum (US) Limited	Delaware
Petrolifera Petroleum Del Peru S.A.C.	Peru
Petrolifera Petroleum Limited	Canada
Solana Resources Limited	Alberta, Canada